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Oracle Corporation

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[Oracle Corporation Letterhead]

October 1, 2013

CtW Investment Group

1900 L Street, NW

Suite 900

Washington, DC 20036

Attn: Dieter Waizenegger

Dear Mr. Waizenegger:

I am the General Counsel and Corporate Secretary of Oracle Corporation. I have had the opportunity to review your letter, dated September 25, 2013, addressed to Mr. Bruce Chizen, Chairman of Oracle’s Compensation Committee. Please allow me to respond.

As an initial matter, I must express dismay that we received a copy of your letter from the media rather than from you directly. We have no record of receipt of your letter in my office or Oracle’s Executive offices. In the future, please send such communications directly to me.

Initially, I also must note that while you purport to speak for unidentified shareholders owning Oracle shares, it does not appear to us that Change to Win itself actually owns any Oracle shares. Nonetheless, we welcome the opportunity to discuss our compensation practices with you as a purported shareholder representative. It is obvious that you have spent some time developing your position - we have also spent considerable time deliberating over and discussing these issues, as is our responsibility.

Indeed, I want to emphasize that the Board of Directors and management welcome the opportunity to discuss our compensation practices with our shareholders, and we actively solicit input and hold discussions with shareholders throughout the course of the year.

Turning to the substance of your letter, I will not repeat the comprehensive explanation of our compensation practices that is contained in our proxy statement. The proxy statement speaks for itself - it is a very clear articulation of Oracle’s compensation philosophy and the considerations driving decisions regarding executive compensation. However, I do think it important to emphasize that Mr. Ellison receives an annual salary of exactly $1.00 and he declined to take a bonus (which would have been well below his target bonus) this past fiscal year. Mr. Ellison’s compensation consists primarily of at-the-market unvested stock options that put his compensation in direct alignment with Oracle’s shareholders. Without reopening a debate about stock option valuation, you are no doubt aware that Mr. Ellison has received stock option grants that have expired worthless, as well as grants that have performed well - aligning his interests directly with the interests of all Oracle shareholders.

More specifically to the claims in your letter, it appears that you base much of your opposition on the fact that a majority of shareholders did not support the Say on Pay advisory vote last year. I can assure you that we take the advisory vote extremely seriously. But, as you are aware, it is advisory only. Congress had the ability to make that provision of Dodd-Frank binding (and there were proposals to do that), but ultimately chose to make it advisory and leave the ultimate responsibility for compensation matters to the judgment of the Board.

Although the advisory vote was not definitive, we certainly did not ignore the vote, as you assert. Our Board of Directors and our management took into account the views of our shareholders - including but certainly not limited to the advisory vote - and then the Board exercised its business judgment and made its decision based on full information. What occurred, and what appears to be the core of your complaint, is that we came to a different conclusion than Change to Win. I urge the shareholders for whom you purportedly speak to review the proxy carefully, and, with the Company’s goals and leadership in mind, to vote “for” the Say on Pay resolution and in favor of each of our Directors as recommended by the Company.

Your nine page letter purports to lay out the case why Mr. Ellison’s pay package is excessive, but any thoughtful review of your letter, as we made, actually makes the opposite case - that Mr. Ellison’s pay package is appropriate under the circumstances. Alarmingly, your letter includes a collection of misleading statements, snippets of media reports, and broad comparisons that distort the situation. It is an incomplete representation of a complicated set of facts at odds with all the information that was available to the Board. Most importantly, it is completely devoid of any analysis of the specific technical and competitive challenges and opportunities occurring directly in the markets in which we compete and which are uniquely addressed by Mr. Ellison’s technical and business leadership.

The Board firmly believes that Oracle is one of the best-managed companies in the technology sector. On growing revenues of roughly $37 billion, we deliver non-GAAP operating margins of 47 percent, resulting in free cash flow of $13.6 billion. Our management team, led by Mr. Ellison, has improved our non-GAAP operating margins by 11 percent - 1100 basis points - over the past ten years, in good times and bad, and the Board has returned nearly $40 billion dollars to our shareholders. And we have delivered these results and incentivized our executives through stock options with a relatively small dilutive impact to our shareholders. As of May 31, 2013, our cumulative potential dilution since June 1, 2010 has been a weighted average annualized rate of 2.0% per year, which was significantly lower than the rates of the companies in our compensation peer group.

Moreover, Mr. Ellison is the founder of Oracle and remains its most critical strategic visionary, a role that has served and continues to serve our shareholders extremely well. Indeed, shareholders have consistently and clearly articulated that they view Mr. Ellison as an extremely valuable asset to the Company. And it is a role that will only grow in importance in the coming years as technology continues to advance and change at a rapid pace. He is personally accountable for managing Oracle’s $5 billion research and development budget. His technical and strategic leadership was on full display just this past week at Oracle Open World with numerous ground breaking technological innovations and product announcements including multi-tenancy databases, in-memory technology, engineered systems, new SPARC microprocessors and the Cloud. This conference was attended by a record breaking 60,000 attendees. Under Mr. Ellison’s leadership, we believe Oracle’s technological innovations continue to outpace our closest and largest competitors, IBM and SAP.

As best we can decipher, your position seems to be that Mr. Ellison’s compensation package is approximately $50 million too high against a backdrop of $13.6 billion in free cash flow delivered under his leadership. In other words, we are spending approximately 36 basis points of our free-cash flow (less than one-half of one percent) too much to ensure the continued services of one of the country’s most successful entrepreneurs and technological visionaries.

As shareholders, we assume your clients are focused on our total returns. The manner in which those returns are generated should be left to the Board of Directors and executive management, absent some fundamental deterioration in performance, breakdown in governance, or erosion in competitive position, which has certainly not occurred at Oracle.

Perhaps the problem is that we may not disagree on the facts, but rather we disagree on the goals. The publicly stated goal of the CtW Investment Group is to, among other things, promote “reasonable executive compensation” on behalf of a particular class of investment fund, namely pension funds. You therefore take the facts and apply a results-oriented analysis because you start from the perspective that Mr. Ellison’s pay is not “reasonable.” In our view, that is not a fair or balanced analysis.

Conversely, our Board has a responsibility to conduct a fair and balanced analysis and to ensure the continued success of the company in an intensely competitive marketplace for the benefit all of our shareholders, including the shareholders you purport to represent.

As Mr. Ellison said numerous times this past week, we are at the dawn of the Information Age where the opportunities for Oracle and its shareholders are enormous. In the judgment of the Board, and in the interest of all shareholders, 0.36 of one percent of free cash flow is an extremely low price to pay to continue to procure the leadership services of the one of the world’s foremost pioneers in the field of information management technology.

While we fully understand and respect the Change to Win agenda, we nonetheless urge those you claim to represent to support our recommendations at the upcoming shareholder meeting. We believe those recommendations are the best path to ensuring continued success for all of Oracle’s shareholders.

We hope this fully addresses your concerns. We appreciate your input, encourage you to actually read our proxy statement, and again offer the opportunity for an in-person meeting.

Sincerely,

/s/ Dorian Daley

Dorian Daley